Exhibit 10.15
POSTROCK ENERGY CORPORATION
2010 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

Date of Grant:	April 26, 2010

Number of Restricted Share Units:	40,000
          This Restricted Share Unit Award Agreement (the “Agreement”) dated April 26, 2010, is made by and between PostRock Energy Corporation, a Delaware corporation (the “Company”), and Douglas Strickland (“Participant”).
RECITALS:
          A. The Company established the 2010 Long-Term Incentive Plan (the “Plan”) under which the Company may grant eligible employees and non-employee directors of the Company and its Subsidiaries certain equity-based awards.
          B. Participant is an eligible employee or non-employee director of the Company or one of its Subsidiaries and the Company has elected to grant to Participant Restricted Share Units under the Plan pursuant to and in accordance with this Agreement.
AGREEMENT:
          In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:
          Section 1. Incorporation of Plan.
          All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Plan Committee therein provided. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.
          Section 2. Grant and Settlement of Restricted Share Units.
          The Company hereby grants to Participant, subject to the conditions set forth in this Agreement, that number of Restricted Share Units identified above opposite the heading “Number of Restricted Share Units” (the “Units”). Provided Participant’s right to receive the Units has not previously been forfeited pursuant to Section 4 and subject to any exceptions listed elsewhere herein, Participant’s rights to the Units shall vest, and the Units will be settled (as provided below), in proportional amounts (with any number(s) not evenly divisible being allocated to the earliest tranche), on the applicable dates identified below (the “Vesting Dates”):

Number of Units	Vesting Date
10,000 Units (25% of the total number of Units)	September 23, 2010
10,000 Units (25% of the total number of Units)	September 23, 2011
10,000 Units (25% of the total number of Units)	September 23, 2012
10,000 Units (25% of the total number of Units)	September 23, 2013
          Upon the vesting of the Participant’s Units on the applicable Vesting Date, a number of Shares equal to the number of vested Units shall be registered in the name of the Participant and the certificates representing such Shares shall be delivered to the Participant not later than 10 days after the applicable Vesting Date.
          Section 3. Consideration to the Company.
          In consideration of the granting of the Units by the Company, Participant agrees to render faithful and efficient services as an employee of the Company or a Subsidiary. Nothing in this Agreement will confer upon Participant any right to continue as an employee of the Company or a Subsidiary or will interfere with or restrict in any way the rights of the Company or a Subsidiary, which are hereby expressly reserved, to terminate Participant’s employment with the Company or a Subsidiary at any time for any reason whatsoever, with or without cause.
          Section 4. Forfeiture of Right to Receive Units Prior to Vesting.
          Unless otherwise provided herein, if Participant has a Termination of Affiliation with the Company or any of its Subsidiaries for any reason (including due to death or Disability) before one or more of the Vesting Dates for some or all of the Units, then all of Participant’s unvested Units under this Agreement shall immediately be forfeited as of such termination date. Upon such forfeiture, Participant shall have no further rights under this Agreement. Section 5.4(b) of the Plan shall not apply and thus the Units granted under this Agreement will not become fully vested if Participant has a Termination of Affiliation on account of death or Disability.
          Section 5. No Assignment of Rights.
          Subject to any exceptions set forth elsewhere herein, none of the rights to receive the Units may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant, and Participant agrees not to attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such rights. Any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of a right to receive a Unit under this Agreement shall be null and void.

          Section 6. No Dividends or Voting Rights.
          Unless and until Shares have been delivered pursuant to this Agreement, Participant (a) is not entitled to receive any dividends or dividend equivalents, whether paid in cash or stock, or receive any other distributions made with respect to actual Shares and (b) does not have nor may Participant exercise any voting rights with respect to any of the Shares.
          Section 7. Amendment and Cancellation.
          This Agreement may be amended or cancelled at any time provided that, to the extent any amendment would be materially adverse to Participant or in the event of the cancellation of this Agreement, both the Company and Participant consent to the terms of such amendment or cancellation. The foregoing notwithstanding, no amendment shall be made that would result in the Units becoming subject to Code Section 409A.
          Section 8. Withholding of Tax.
          Upon the vesting of any Unit, the Company will have the power to withhold such amounts from the distribution of the Shares or from other cash payable to Participant to satisfy any tax withholding obligations.
          Section 9. Entire Agreement.
          This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
          Section 10. Designation of Beneficiary.
          Participant may designate a person or persons to receive, in the event of Participant’s death, any Units then being transferred or other property then or thereafter distributable relating to the Units. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the Company or its delegate and may be revoked in writing. If Participant fails effectively to designate a beneficiary, the legal representative of the estate of Participant will be deemed to be the beneficiary of Participant with respect to any such Units or other property.
          Section 11. Applicable Law.
          This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

          Section 12. Section 409A.
          The rights to, and distribution of, the Units granted hereunder are intended to be exempt from the requirements of Section 409A of the Code under the “short-term deferral exclusion” as defined thereunder, and this Agreement shall be interpreted and administered in a manner consistent with that intent.
          This Agreement has been executed and delivered by the parties hereto effective the day and year first above written.

POSTROCK ENERGY CORPORATION
By:	/s/ David C. Lawler
David C. Lawler
President and Chief Executive Officer

PARTICIPANT
/s/ Douglas Strickland
Douglas Strickland

Designation of Beneficiary [redacted]
(Relationship to Participant)

[redacted]

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

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